Exhibit 10.12

May 13, 2002	[CWL]

Encore Credit Corporation	8511 FALLBROOK AVENUE
101 Innovation Drive, Suite 200	WEST HILLS, CALIFORNIA 91304
Irvine, California 92612	(800) 669-2955
Attn: Mr. Steve Holder, Chief Executive Officer	(818) 316-8000
(818) 316-8841 FAX

Re:	Commitment Letter for Revolving Credit and Security Agreement

Ladies and Gentlemen

This Commitment Letter is made and entered into, as of the date set forth above, by and between Countrywide Warehouse Lending, a California corporation (“Lender”) and Encore Credit Corporation, a California corporation (“Borrower”). This Commitment Letter supplements the Revolving Credit and Security Agreement (the “Agreement”) by and between Lender and Borrower of even date herewith. In the event there exists any inconsistency between the Agreement and this Commitment Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Effective Date	May 13, 2002

Maturity	May 12, 2003

Aggregate Credit Limit:	$100,000,000; provided that availability of the Aggregate Credit Limit in excess of $50 million shall be subject to the additional terms set forth on Schedules 2 and 3, as applicable.

Credit Off Feature

Additional $20,000,000 uncommitted. In order to qualify for Credit Off, a loan must:

1.      Be in Tranche A or B;

2.      Have collateral delivered and accepted;

3.      Have a valid Countrywide commitment number or trade confirmation;

4.      Have other documents delivered as may be required.

Interest and all other fees will continue to accrue until purchase. Noncompliant loans are not eligible for the credit off feature.

Advance Rate and Calculation of Advance Amounts and Other Credit Terms:	As set forth on Schedule 1

Financial Covenants:	The ongoing availability of the credit facility described herein is subject to the maintenance of the following financial covenants:

(a) Minimum Tangible Net Worth, (as defined by HUD) plus Subordinated Debt: $3,500,000;

(b) Minimum Liquidity: Company to maintain cash or cash equivalents in a minimum amount at least

Encore Credit Corporation

May 13, 2002

equal to the 30% of Tangible Net Worth, inclusive of the Over/Under Account Balance;

(c)    Minimum Over/Under Account Balance: $250,000 initial, growing to a minimum of $500,000 through line advances on fundings and settlements. (Company to be entitled to interest thereon at LlBOR minus 0.50%.);

(d)    Leverage Ratio: Maximum ratio of Debt, plus Purchase facilities, and Repurchase facilities, to Tangible Net Worth plus Subordinated Debt: For the period prior to August 31, 2002, 30:1; through the period October 31, 2002, 25:1 and, thereafter, 20:1;

(e) Net Income: Company shall show positive pre-tax net income, commencing with the month ending September 2002 and quarterly thereafter;

(f) Interim Financial Reports: Company to provide Lender with interim monthly financial reports together with all other financial information requested by Lender.

Advance Request Deadline:	1:00 p.m. (Pacific time), Lender to use best efforts on wire requests received through 2:00 p.m. (Pacific time)

Deadline for daily receipt of funds and Purchase Advices:	1:00 p.m. (Pacific time)

Commitment Fee	The amount of $62,500 payable in equal quarterly installments, commencing on the Target Effective Date, Provided that the entire remaining balance shall be due immediately upon termination by Company.

Unused Credit Facility Fees	25 basis points (0.25%) of the unused portion of the Aggregate Credit Limit then in effect, annualized, if the unused portion of the Aggregate Credit Limit is greater than 50% of the Aggregate Credit Limit. This will be waived for the first 30 days of the credit facility.

Eligible Collateral	Prior to each Advance and for so long as a mortgage loan is pledged to Lender, each such mortgage loan will satisfy Lender’s eligibility criteria, including, but not limited to:

(a) Each mortgage loan will conform in all material respects to Company’s underwriting guidelines, which shall be provided to, and approved by, Lender;

(b) Each mortgage loan will be in compliance with all representations and warranties contained in the Loan Documents (defined below);

(c) No mortgage loan will be contractually delinquent 30 days or more;

(d) No more than 5% of the aggregate outstanding balance will consist of mortgage loans with a

Encore Credit Corporation

May 13, 2002

manufactured dwelling property type and no such mortgage loan will have an LTV in excess of 85%;

(e) No more than 5% of the aggregate outstanding balance will consist of mortgage loans having credit grades of C- or D;

(f) No mortgage loan will be subject to either HOEPA requirements or any similar state or local “high cost” law or regulation;

(g) No mortgage loan will have an original principal balance in excess of $750,000, subject to the restrictions of Tranche B in Schedule 1;

(h) No loan shall have a FICO score, on the primary borrower, of less than 500;

(i) No mortgage loan shall have an LTV or CLTV in excess of 100%;

(j) No more than 3% of the aggregate outstanding balance will consist of mortgage loans that are stated income investment property;

(k) No loan shall have an overall debt-to-income ratio in excess of 55.0%;

(l)     There will be no adverse selection with respect to mortgage loans delivered hereunder and that the characteristics with respect to, but not limited to, note rate distribution, LTV, loan grade, credit score and geographic distribution shall be consistent with the characteristics of Company’s overall loan production.

Servicing of Assets	The Company will allocate loans under the facility for interim servicing by Countrywide commencing no later than 90 days following the Effective Date.

Pipeline Reports, Trade Confirmations
and Settlement Schedules:	Company will provide Lender (a) an electronic data format on a weekly basis of mortgage loans financed with Lender (data elements to be agreed upon), and (b) trade confirmations and settlement schedules relating to Company’s whole loan sale and securitization transactions which include mortgage loans financed with Lender.

Reimbursement of Expenses:	Company shall reimburse Lender for certain out-of-pocket expenses under the following circumstances:

(a)    In the event Lender grants final approval for the contemplated credit facility and Company does not consummate the closing of such credit facility, Company shall reimburse Lender, within 15 days of receipt of invoice from Lender, for all out-of-pocket expenses incurred by Lender in connection with the credit facility; and

Encore Credit Corporation

May 13, 2002

(b)    Company shall also reimburse Lender, on a quarterly basis, for all out-of-pocket expenses incurred in connection with any ongoing due diligence under the credit facility including, without limitation, contract underwriting services.

Fees and Expenses:	Company to pay Lender the following fees and expenses in connection with the credit facility:

(a) Shipping/Wire Fees: $10 for shipment of packages to investors other than Countrywide and $7 for all wire transfers.

(b) Other Fees: As set forth in Schedule 1 hereto.

Whole Loan Commitment:	During the term of this credit facility (and for an additional six months thereafter at the request of Company and the approval of Countrywide Home Loans, Inc. (“Investor”) in its sole discretion), Company will sell to Investor a portion of its mortgage production equal to the lesser of (i) the Minimum Delivery Amount, as defined below, and (ii) 45% of the Company’s mortgage loan production during the term of the Credit Facility, in each case including (a) offering to Investor for purchase not less than $50 million each quarterly period during the term of the Credit Facility and (b) the sale to Investor of not less than $25 million during each such quarterly period. Company shall pay a fee equal to 25 basis points (0.25%) on the undelivered amount. For purposes hereof, the “Minimum Delivery Amount” shall mean $200 million; provided, however, that in the event that (a) the dollar price bid by Investor for a pool of loans offered for sale by the Company is more than 50 basis points (0.50%) less than the highest bona fide price bid for such pool by a third party and (b) the Company sells such pool of mortgage loans to such third party, then the Minimum Delivery Amount shall be reduced by one-half (50%) of the unpaid principal balance of such pool of mortgage loans; provided, further that, in no event will the Minimum Delivery Amount be less than $100 million.

Countrywide Securities Corporation shall have the option to participate as lead manager on the Company’s first securitization transaction. Countrywide Securities Corporation shall also have the option to act as co-manager on any other securitizations of the Company during the term of the credit facility.

Guarantors:	Company’s primary principals, Steve Holder and Shabi Asghar, to provide personal guaranties securing the obligations of Company under this credit facility. Lender will review Guarantor requirements after Company has

Encore Credit Corporation

May 13, 2002

exceeded a minimum Tangible Net Worth of $10 million and at least 6 months have elapsed on the term of the credit facility.

Initial Review Period:	Notwithstanding anything contained herein to the contrary, upon the conclusion of the first ninety (90) days following the effective date of the credit facility, Lender shall have the rights to (a) review Company and Company’s use of the credit facility and (b) based on such review, terminate the credit facility by providing ninety (90) days written notice to Company. Such review and termination rights shall be in addition to any other rights and remedies of Lender as provided herein, in the Agreement or otherwise.

Additional Conditions:	Lender and Company agree that this preliminary term sheet is not intended to, and does not, constitute a binding offer by Lender to extend credit to Company. Lender and Company further agree that Lender shall not be bound by the terms set forth herein, or be otherwise obligated to provide a credit facility to Company, unless and until (a) Lender has completed its due diligence review of Lender and has approved, in its sole discretion, Company for the contemplated credit facility, and (b) Lender and Company have executed a mutually acceptable revolving credit and security agreement, together with such other documents as may be necessary to effect the contemplated transaction (collectively, the “Loan Documents”).

Please acknowledge your agreement to the terms and conditions of this Commitment Letter by signing in the appropriate space below and returning a copy of the same to the undersigned. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,		Agreed to and Accepted by

Countrywide Warehouse Lending		Encore Credit Corporation

By:	/s/ Thomas C. Williams	By:	/s/ Steve Holder
	Thomas C. Williams President		Steve Holder Chief Executive Officer